Amendment #1
to the
AUTOMATIC AND FACULTATIVE
MODIFIED COINSURANCE AGREEMENT

EFFECTIVE December 15, 2003

Between
PRUCO LIFE INSURANCE COMPANY
(THE COMPANY)

And

M LIFE INSURANCE COMPANY
 (THE REINSURER)

The primary purpose of this amendment is  1) to revise the provisions related to foreign travel , 2) to revise the ‘Facultative Reinsurance’ provision, 3)  to revise the ‘Commencement of Reinsurance’ provision, 4) to revise the ‘Benefits’ provision, 5) to revise the ‘Facility of Reinsurance’ provision, 6) to add a ‘Designees’ provision as Section 47, 7) to revise the ‘Audit’ provision, 8) to revise the  ‘Confidentiality’ provision, 9) to include the May 2008 product version of M Premier VUL, 10) to revise the ‘Risk Retention Limits – Reinsurer’ provision, 11) to revise the ‘Notices’ provision, and 12) to revise the Investment Income Calculation in Schedule D.  THE COMPANY and THE REINSURER have by their respective officers agreed to amend the above referenced agreement as set forth below with the amendment having the effective date of May 1, 2008, unless otherwise noted.

1.	Definitions. Unless otherwise defined herein, capitalized terms that are used herein shall have the meanings set forth in the Agreement.

2.	Amendment of ‘Preamble’, The ‘PREAMBLE’ is hereby deleted in its entirety and replaced by the following:

For M Premier VUL 2003 policies:

THE COMPANY issues life insurance policies known as M Premier VUL 2003, as more fully described in the attached Schedule A.   With respect to up to 50% of the risk, THE COMPANY is participating in a reinsurance program comprised of several reinsurance agreements.  These agreements include the following:
•	This Automatic and Facultative Modified Coinsurance Agreement (“Agreement”) between THE COMPANY and THE REINSURER.
•	One or more Automatic and Facultative Yearly Renewable Term Reinsurance Agreements (“YRT Agreements”) between THE COMPANY and various reinsurers.

In the context of the above reinsurance program, the reinsurance provided under the Automatic and Facultative YRT Agreements is known as “THIRD-PARTY REINSURANCE”, and the various reinsurers are known as “THIRD-PARTY REINSURERS”.

The risk transferred under the THIRD-PARTY REINSURANCE Agreements is a portion of the mortality risk for the policies reinsured under this Agreement.  Said portion of the mortality risk is described in the THIRD-PARTY REINSURANCE Agreements.  This Agreement covers all significant risks other than the portion of the mortality risk covered under the THIRD-PARTY REINSURANCE Agreements.  The portion of the mortality risk assumed by THE REINSURER under this Agreement will not exceed THE REINSURER’s retention limit.

With respect to the remaining 50% of the risk, THE COMPANY will retain at least 10% of the policy risk amount on each policy up to its retention limit.  THE COMPANY will cede up to 40% of the policy risk amount through one or more Automatic and Facultative YRT Agreements between THE COMPANY and various reinsurers.

This Agreement and the THIRD-PARTY REINSURANCE agreements shall operate independently of one another, except where specifically indicated in this agreement.

For M Premier VUL 2008 policies:

THE COMPANY issues life insurance policies known as M Premier VUL 2008, as more fully described in the attached Schedule A.   This Agreement between THE COMPANY and THE REINSURER covers all significant risks.  For policies issued on an Automatic basis, THE REINSURER will assume 50% of the risk.

With respect to the remaining 50% of the risk, THE COMPANY will retain at least 10% of the policy risk amount on each policy up to its retention limit.  THE COMPANY will cede up to 40% of the policy risk amount through one or more Automatic and Facultative YRT Agreements between THE COMPANY and various reinsurers.

3.	Amendment of Automatic Reinsurance, The ‘AUTOMATIC REINSURANCE’ provision is hereby deleted in its entirety and replaced by the following:

THE REINSURER agrees to automatically accept contractual risks on the life insurance plans shown in Schedule A, subject to the following requirements:

a.
CONVENTIONAL UNDERWRITING.  Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue rules and practices.  Upon request, THE COMPANY shall provide THE REINSURER with a copy of its current underwriting and issue practices and guidelines.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices.  The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change.  Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period.  If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

b.
RESIDENCE AND TRAVEL.  To be eligible for automatic reinsurance, each insured must either be a resident of the United States or Canada at the time of issue or be a resident of another country that meets THE COMPANY’s special underwriting requirements pertaining to foreign residence.

Applications with Foreign Travel qualify for automatic reinsurance except when such travel is to a country specifically not allowed under THE COMPANY’s foreign travel requirements.  “Foreign Travel” is defined as no more than three months outside the United States or Canada.

c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.
JUMBO LIMIT.  For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies shall not exceed the Jumbo Limit as shown in Schedule A.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to any reinsurer other than a THIRD-PARTY REINSURER as described in the Preamble.

4.	Amendment of Facultative Reinsurance, The “FACULTATIVE REINSURANCE’ provision is hereby deleted in its entirety and replaced by the following:

THE COMPANY may apply for facultative reinsurance with THE REINSURER on a risk if the automatic reinsurance terms are not met or if the terms are met and THE COMPANY prefers to apply for facultative reinsurance.  To obtain a facultative reinsurance quote, THE COMPANY must submit the following to THE REINSURER, or its facultative underwriting Designee(s) on THE REINSURER’S behalf:

a.	A form substantially similar to the “Application for Reinsurance” form shown in Schedule E.

b.	Copies of the original insurance application, medical examiner’s reports, financial information, and all other papers and information obtained by THE COMPANY regarding the insurability of the risk.

After receipt of THE COMPANY’s application, THE REINSURER and any facultative underwriting Designee(s) will promptly examine the material and notify THE COMPANY either of the terms and conditions of THE REINSURER’s offer for facultative reinsurance or that no offer will be made.  THE REINSURER’s offer expires 120 days after the offer is made unless the written offer specifically states otherwise.  If THE COMPANY accepts THE REINSURER’s offer within the offer period, then THE COMPANY shall notify THE REINSURER and any facultative underwriting Designee of such acceptance with appropriate written notification.  THE COMPANY will then make a dated notation of its acceptance in its underwriting file and provide as soon as possible a formal reinsurance cession to THE REINSURER using a form substantially similar to the Notification of Reinsurance form shown in Schedule F.  If THE COMPANY does not accept THE REINSURER’s offer, then THE COMPANY will notify THE REINSURER in writing as soon as possible.

It is understood that THE REINSURER may direct THE COMPANY, in writing, to communicate with a facultative underwriting Designee directly on any given facultative submission.  THE REINSURER may elect not to participate in the facultative risk; however, this shall not prohibit THE COMPANY from reinsuring the facultative risk for its own accord with the facultative underwriting Designee under the terms of any other reinsurance agreement with such Designee. Although THE REINSURER may direct its facultative underwriting Designee to communicate directly with THE COMPANY during the case review process, upon THE REINSURER’S and its facultative underwriting Designee’s final offer to reinsure a Policy, THE REINSURER must formally communicate the decision in writing to the Company before the commencement of any liability.

5.	Amendment of Commencement of Reinsurance Coverage, The ‘COMMENCEMENT OF REINSURANCE COVERAGE is hereby deleted in its entirety and replaced by the following:

Commencement of THE REINSURER’s reinsurance coverage under this Agreement is described below:

a.
AUTOMATIC REINSURANCE.  THE REINSURER’s reinsurance coverage for any policy that is ceded automatically under this Agreement will begin and end simultaneously with THE COMPANY’s contractual liability for the policy.

In addition, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement if (1) all of the conditions for automatic reinsurance coverage under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met, or (2) the death is accidental and the conditions listed in sections ‘b’ through ‘g’ under the ‘AUTOMATIC REINSURANCE TERMS’ section of this Agreement are met.  THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement is limited to the lesser of (1) THE REINSURER’s reinsured portion of the face amount of the policy and (2) THE REINSURER’s quota share percentage multiplied by $1,000,000.

The pre-issue liability applies only once on any given life at one time no matter how many conditional receipts, temporary insurance agreements or limited insurance agreements are in effect.  After a policy has been issued, no reinsurance benefits are payable under this pre-issue coverage provision.

b.
FACULTATIVE REINSURANCE.  THE REINSURER’s reinsurance coverage for any policy that is ceded facultatively under this Agreement shall begin when (1) THE COMPANY accepts THE REINSURER’s offer by making a dated notation of its acceptance in its underwriting file and communicating its written acceptance to THE REINSURER and (2) the policy has been issued.

In accordance with (1) in the previous paragraph, THE REINSURER will be liable for benefits paid under THE COMPANY’s conditional receipt, temporary insurance agreement or limited insurance agreement if: (1) the policy is pre-paid, (2) THE REINSURER has made a binding offer, and (3) THE COMPANY has accepted that offer by communicating its written acceptance to THE REINSURER and Designee.  THE REINSURER’s liability under THE COMPANY’s conditional receipt, temporary insurance agreement, or limited insurance agreement will be limited to the lesser of (a) THE REINSURER’s reinsured portion of the face amount of the policy and (b) the portion of $1,000,000 that is derived as the amount of capacity reserved by THE COMPANY from THE REINSURER divided by the sum of the total amount of capacity reserved by THE COMPANY from all reinsurers plus the amount to be retained by THE COMPANY.

6.	Amendment of Benefits, The ‘BENEFITS’ provision is hereby deleted in its entirety and replaced by the following:

a.
NOTIFICATION OF CLAIMS.  THE COMPANY will notify THE REINSURER as soon as reasonably possible after THE COMPANY receives a claim for a policy reinsured under this Agreement. In addition, THE COMPANY will provide THE REINSURER with notification of contestable claims along with the relevant documentation for all claims incurred within the first two policy years. THE REINSURER or its claim paying Designee reserves the right to request additional information on any claim.

After THE COMPANY has received all proper claim proofs and paid the claim, THE COMPANY will notify THE REINSURER that a claim is due under this Agreement.  THE COMPANY will send to THE REINSURER an itemized statement of amounts due THE COMPANY under this Agreement along with all relevant information with respect to the claim, including the claim proofs.  In all cases, THE COMPANY will provide THE REINSURER with the cause of death.

b.
AMOUNT AND PAYMENT OF BENEFITS.  Unless THE REINSURER has opted out of a contested claim, THE REINSURER is bound by THE COMPANY’s decisions regarding settlement of claims.  As soon as THE REINSURER receives proper claim notice and any required proof of the claim, reinsurance benefits are due and payable to THE COMPANY in accordance with the “OFFSET” section. Payment of the benefits by THE REINSURER will be made in a single sum, regardless of THE COMPANY’s settlement options.

Payment of the benefits will be settled quarterly and net from any reinsurance premiums due THE REINSURER.  If the net settlement is such that THE REINSURER has a balance due THE COMPANY, then THE REINSURER will submit that net balance due.  For any claim in which the net amount at risk reinsured exceeds $5,000,000, then the Company may not deduct the claim from reinsurance premiums owed THE REINSURER from the next quarterly settlement without THE REINSURER’S prior written approval.

Furthermore, if THE REINSURER receives notice of a claim dispute from its retrocessionaires, it will promptly share the notice with THE COMPANY.  THE COMPANY and THE REINSURER agree to use best efforts to resolve the dispute as soon as possible.  If such dispute has not been resolved by the next quarterly settlement date, then THE COMPANY may not deduct the claim from the reinsurance premiums owed THE REINSURER for the then current accounting period until the dispute has been resolved.

The maximum benefit payable to THE COMPANY under each reinsured policy is the amount specifically reinsured with THE REINSURER.  In the event that THE REINSURER has not paid reinsurance benefits to THE COMPANY within forty five days of the close of the reporting period, as defined in Schedule A, THE COMPANY may charge interest on the amount due at an interest rate equal to the London Interbank Offer Rate, U.S. Denomination-Fixed Three-month, (LIBOR), as of when the payment was due.  In addition, in the event that reinsurance benefits have not been paid within forty five of the close of the reporting period, as defined in Schedule A, THE COMPANY may recapture the reinsurance as described in the ‘RECAPTURE’ section

c.
LIVING NEEDS BENEFITS.  Living Needs Benefit claims will be administered in the same way as a death claim and Living Needs Benefit claims, both full and partial, will be specifically identified as such on the lists of claims paid.  The Living Needs Benefit allows an insured to advance part of the death benefit if at least one of the following is true:

i. The insured is terminally ill and has a life expectancy of six months or less.
ii.	The insured has been confined to an eligible nursing home for at least six months and the confinement is expected to be permanent.
iii.	The insured requires an organ transplant and would have only six months or less to live without the transplant procedure.
iv.	For Florida riders only, the insured has undergone a heart, liver, heart-lung, or bone marrow transplant in an eligible facility and a claim is received within 90 days of the transplant.

d.
CLAIM SETTLEMENTS.  THE REINSURER agrees that THE COMPANY will use its standard claim practices and guidelines in the adjudication of all claims on policies reinsured under this Agreement.  THE REINSURER or its Designee, upon THE COMPANY’S approval, has the right to inspect, at the COMPANY's offices, the COMPANY's written claims practices and guidelines. Once THE REINSURER has been notified of a contestable claim in accordance with subsection a. of this ‘BENEFITS’ section, THE REINSURER will have two (2) business days to review the information and provide its opinion as to whether or not the reinsurance claim is payable.  If there is a disagreement between THE COMPANY and THE REINSURER as to whether THE COMPANY should pay or deny the claim, THE COMPANY will make a reasonable effort to secure mutual agreement between the parties.  Any advice offered by THE REINSURER will not be binding on THE COMPANY.

THE COMPANY will advise THE REINSURER of any intention to contest a claim involving a policy reinsured hereunder and provide THE REINSURER with copies of all relevant documents.  THE REINSURER may choose not to participate in the contest of a contestable claim.  THE REINSURER will have an additional ten (10) business days to communicate its decision in writing whether to participate in the contested claim.  If THE REINSURER chooses not to participate, it will discharge its liability by immediately paying to THE COMPANY the full amount of THE REINSURER’s liability on the portion of the policy reinsured under this Agreement, regardless of any subsequent outcome of such contest.  If THE REINSURER does not discharge its liability, and THE COMPANY’S contest, compromise, or litigation results in a reduction in its liability, THE REINSURER shall share in the reduction in the proportion that THE REINSURER would have been liable on the insured’s date of death had there been no contest, compromise, or litigation involving the policy claim.

e.
CLAIM EXPENSES.  THE REINSURER will pay its share of any interest paid by THE COMPANY on any claim payment.  In addition, THE REINSURER will pay its share of the unusual expense of THE COMPANY of investigating and adjudicating contestable claims, including investigation expenses and compensation expenses charged by THE COMPANY’s Special Investigation Unit.  The term “unusual expense” shall mean all expenses of THE COMPANY associated with the contestable claim other than normal and customary claim administration expenses that are commonly incurred with the normal and customary settlement of non-contestable claims.  Also, expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that THE COMPANY admits are payable are not a claim expense under this Agreement.  Notwithstanding the above, THE REINSURER will not be liable for any portion of interest or unusual expenses for any period of time after THE REINSURER chooses not to participate in a contest, compromise or litigation of a claim.

f.
EXTRACONTRACTUAL DAMAGES.  Generally, THE REINSURER will not participate in punitive or compensatory damages, which are awarded against THE COMPANY as a result of an act, omission or course of conduct committed by THE COMPANY or its agents in connection with the reinsurance under this Agreement. THE REINSURER will, however, pay its proportionate share of the statutory penalties awarded against THE COMPANY in connection with claims on the policies reinsured under this Agreement if THE REINSURER elected in writing to join the contest of the coverage in question.  The parties recognize that circumstances may arise in which equity would require THE REINSURER, to the extent permitted by law, to share proportionately in certain punitive or compensatory damages.  Such circumstances are difficult to define in advance, but generally would be those situations in which THE REINSURER was an active party and in writing either directed, consented to, or ratified the act, omission, or course of conduct of THE COMPANY which ultimately results in the assessment of punitive and/or compensatory damages.  If, however, extra-contractual damages are awarded solely or partly as a result of THE COMPANY having contested the claim, and THE REINSURER had agreed to participate in that contest, then THE REINSURER will reimburse THE COMPANY for its share of the portion of the damages awarded as a result of THE COMPANY having contested the claim.  When damages awarded are shared, THE COMPANY and THE REINSURER would share such damages assessed in proportion to each parties’ share of the policy reinsured under this Agreement.

For purposes of the provision, the following definitions will apply:

“Punitive Damages” are those damages awarded as a penalty, the amounts of which are not governed or fixed by statute;

“Statutory Penalties” are those amounts that are awarded as a penalty, but are fixed in amount by statute;

“Compensatory Damages” are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

7.	Amendment of Facility of Reinsurance, The ‘FACILITY OF REINSURANCE’ provision is hereby deleted in its entirety and replaced by the following:

For M Premier VUL 2003 policies:

THE COMPANY and THE REINSURER hereby acknowledge and agree that the ceding of the portion of the policies reinsured under this Agreement will not alter reinsurance agreements with THIRD-PARTY REINSURERS that may already be in effect or placed in effect while this Agreement is in force on the policies reinsured under this Agreement.  Such THIRD-PARTY REINSURANCE is permitted because THE REINSURER would require its own reinsurance protection on the portion of the policies reinsured hereunder, had THE COMPANY not already obtained such reinsurance.  Therefore, the parties agree to make the reinsurance under this Agreement subordinate to such inforce THIRD-PARTY REINSURANCE and to make all payments under this Agreement, regardless of whether to or from THE COMPANY, net of all payments under such THIRD-PARTY REINSURANCE, regardless of whether to or from THE COMPANY.  These payments would include experience refunds paid to THE COMPANY under such THIRD-PARTY REINSURANCE.  Such experience refunds shall be paid by THE COMPANY to THE REINSURER as part of the settlements under this Agreement as a return of premium as contemplated by subsection ‘a’ of the ‘PREMIUMS AND CONSIDERATIONS PAYABLE BY THE COMPANY’ provision of this Agreement.

For M Premier VUL 2008 policies:

For policies issued as part of the May 2008 product version, the ‘FACILITY OF REINSURANCE’ section of this Agreement does not apply because there is no THIRD-PARTY REINSURANCE on THE REINSURER’s portion of the policies reinsured hereunder.

8.	Amendment of Audit, The ‘AUDIT’ provision is hereby deleted in its entirety and replaced by the following ‘ACCESS TO RECORDS’ provision:

THE REINSURER and THE COMPANY, or their duly authorized representatives, including any Designees will have the right to inspect original papers, records, and all documents relating to the business reinsured under this Agreement including underwriting, claims processing, and administration.  Such access will be provided during regular business hours at the office of the inspected party.  Audit rights shall survive termination of this Agreement as long as any policies reinsured under this Agreement are still in effect or settlement of these policies is still occurring.

9.	Amendment of Confidentiality, the ‘CONFIDENTIALITY’ provision is hereby deleted in its entirety and replaced by the following ‘CONFIDENTIALITY AND PRIVACY OF PERSONAL INFORMATION’ provision:

a.	Disclosing Party Confidential Information

Each Party agrees to regard and preserve as confidential all information and material which is related to the other Party’s (“the Disclosing Party”) business that may be obtained from Disclosing Party by receiving Party (the “Recipient”) in connection with this Agreement ("Disclosing Party Confidential Information").  The Recipient will not, without first obtaining the Disclosing Party’s prior written consent, disclose to any person, Designee, firm or enterprise, or use for its own benefit or for the benefit of any third party any Disclosing Party Confidential Information.  “Disclosing Party Confidential Information” includes, but is not limited to, any and all financial data, statistics, programs, research, developments, information relating to insurance and financial products, planned or existing computer systems architecture and software, data, and information of Disclosing Party as well as third party confidential information to which the Recipient has access.  Each Party will keep and maintain all Disclosing Party Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and will use and disclose Disclosing Party Confidential Information solely: i) for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement; ii) to fulfill its obligations under the Agreement; (iii) in order to aggregate data with other companies’ data for the purpose of creating mortality or lapse models and similar analyses; and (iv) to conduct financial and other analyses of the results of this Agreement within the Recipient's corporate enterprise.  Disclosing Party Confidential Information does not include Personal Information as defined and discussed below.

Notwithstanding the foregoing, the provisions of this "Confidentiality and Privacy" section shall not apply with respect to disclosing of the Product, the Specifications and/or Disclosing Party Confidential Information which is already known to the Recipient or is or becomes publicly known through no wrongful act of the Recipient; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by the Recipient; or is approved for release by written authorization of the Disclosing Party; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law.

The Recipient shall be permitted to disclose Disclosing Party Confidential Information only to its officers, directors, shareholders, or employees (collectively, "Representatives") having a need to know such information in connection with the performance or evaluation of this Agreement.  The Recipient shall instruct all Representatives who access Disclosing Party Confidential Information as to their obligations under this Agreement, and the Recipient shall be responsible for all such Representatives' compliance with the terms of this Agreement.  If the Recipient is required by law to disclose Disclosing Party Confidential Information, the Recipient shall promptly notify the Disclosing Party in writing, if permitted by applicable law, in advance of such disclosure, and provide the Disclosing Party with copies of any related information so that the Disclosing Party may take appropriate action to protect the Disclosing Party Confidential Information.

Notwithstanding the foregoing, it is understood and agreed that the Recipient may disclose Disclosing Party Confidential Information to its attorneys to obtain legal advice, as required by an arbitration panel deciding a dispute arising under this Agreement or in accordance with applicable law, court process or order, or as requested by any regulatory authority having jurisdiction over the Recipient. In addition, the Recipient shall be permitted to disclose Disclosing Party Confidential Information if the proposed recipient of Disclosing Party Confidential Information has agreed in writing to protect the Disclosing Party Confidential Information to the standards of this section in the following circumstances: (1) for purposes of retrocession of the reinsured business; (2) during the course of audits;  (3) to consult with the Recipient's auditors, actuaries, tax advisors and other professional consultants; or (4) to subcontractors that require Disclosing Party Confidential Information in order to provide services to the Recipient.

In the event that Disclosing Party Confidential Information in the Recipient’s possession is disclosed to an unauthorized third party, the Recipient shall, if permitted by law, promptly inform the Disclosing Party and take commercially reasonable steps to prevent further unauthorized disclosure.

b.	Confidentiality of Personal Information

For purposes of this Agreement, “Personal Information,” means information provided to THE REINSURER by or at the direction of THE COMPANY, or to which access was provided by THE COMPANY in the course of THE REINSURER’s performance of this Agreement that (i) identifies an individual (by name, signature, address, telephone number or other unique identifier), or  (ii) that can be used to authenticate that individual (including, without limitation, passwords or PINs, biometric data, unique identification numbers, answers to security questions, or other personal identifiers).  An individual’s social security number, even in isolation, is Personal Information. THE COMPANY business contact information is not by itself Personal Information.

THE REINSURER acknowledges that, during the term of this Agreement, THE REINSURER may receive or have access to Personal Information.  In recognition of the foregoing, THE REINSURER covenants and agrees that:

•	It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

•
It will use and disclose Personal Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use or disclose such information for THE REINSURER’s own purposes or for the benefit of anyone other than THE COMPANY, except that THE REINSURER may use Personal Information for its or its parent’s and affiliates’ own internal risk management, concentration of risk, financial analysis and reporting, administration of the Incentive Compensation Plan, audit, data validation, claims verification, evaluation and resolution, and actuarial  and related purposes (collectively “Reinsurer Operations”);

•
It will not, directly or indirectly, disclose Personal Information to anyone outside THE COMPANY, except that THE REINSURER may disclose Personal Information to those of THE REINSURER'S, as well as THE REINSURER’s parent and affiliates, accountants, actuaries, consultants, subcontractors, and vendors  (collectively, "Service Providers") who need to know such Personal Information in connection with performance, administration of this Agreement, or ongoing Reinsurer Operations, and who have agreed in writing to protect the Personal Information to substantially the same standard as required by this Agreement;  and

•
It shall, upon the earlier of (i) termination of this Agreement and the reinsurance coverage on the policies inforce under this Agreement, (ii) expiration of the underlying policies on which the reinsurance is based, or (iii) determination by THE REINSURER that it has no further need for such Personal Information, at the written request of THE COMPANY destroy all records, electronic or otherwise (including all backup records and/or other copies thereof) regarding or including any Personal Information that THE REINSURER may then possess or control.  Notwithstanding the preceding sentence, THE REINSURER may retain one copy of the Personal Information if it is required to do so by applicable law, regulation, or its written records retention program. All such Personal Information shall be protected as required by this section, which shall survive termination of this Agreement.  Disposal shall be achieved through prompt destruction pursuant to THE REINSURER’s written policy governing such destruction and in a manner that renders the records unreadable and undecipherable by any means.  THE REINSURER agrees to destroy all such personal information at expiration of period for which it is required by its written records retention policy to retain personal information to the standard of this Agreement.  Upon any occurrence of (i) (ii), or (iii) above, THE REINSURER shall promptly certify in writing to THE COMPANY upon request of THE COMPANY that all such Personal Information has been destroyed.  The parties agree that as to Personal Information retained as required by applicable law, regulation, or its written records retention program, all of the requirements of this article, Confidentiality and Privacy of Personal Information, shall continue to apply until all Personal Information has been securely destroyed in accordance with this subparagraph.  The parties further agree that if Personal Information is retained by Reinsurer in accordance with this subparagraph, this article Confidentiality and Privacy of Personal Information shall survive termination of this Agreement.

THE REINSURER shall be permitted to disclose Personal Information only to its employees   who need to know such Personal Information in connection with performance, administration of this Agreement, or ongoing Reinsurer Operations, and to participants in, and administrators of, the Incentive Compensation Plan maintained by the parent of THE REINSURER, to the extent such persons need to know such Personal Information in connection with the Incentive Compensation Plan.  THE REINSURER shall instruct all such persons as to their obligations under this Agreement.  THE REINSURER shall be responsible for all such persons' compliance with the terms of this Agreement.

If THE REINSURER is required by law to disclose Personal Information, THE REINSURER shall promptly notify THE COMPANY in writing, if permitted by law, and provide THE COMPANY with copies of any related information so that THE COMPANY may take appropriate action to protect the Personal Information.

Notwithstanding the foregoing, it is understood and agreed that THE REINSURER may disclose Personal Information as required by an arbitration panel deciding a dispute arising under this Agreement or in accordance with applicable law, court process or order, or as required by any regulatory authority having jurisdiction over THE REINSURER.

THE REINSURER acknowledges that the unauthorized disclosure of Personal Information may cause irreparable injury to THE COMPANY and damages, which may be difficult to ascertain.  Therefore, THE COMPANY shall, upon unauthorized disclosure or threatened unauthorized disclosure by THE REINSURER of any Personal Information, be entitled to injunctive relief, and THE REINSURER shall not object to the entry of an injunction or other equitable relief against THE REINSURER on the basis of an adequate remedy at law, lack of irreparable harm or any other reason.

THE REINSURER agrees to use commercially reasonable efforts to familiarize itself with and implement privacy and/or security policies, rules and practices, in accordance with federal and state regulations.

THE REINSURER shall notify THE COMPANY, promptly and without unreasonable delay, but in no event more than two (2) business days after learning that unauthorized access to Personal Information has occurred (“Information Issue”).  Thereafter, THE REINSURER shall, at its own cost and expense,  use commercially reasonable efforts to:

•	Promptly furnish to THE COMPANY full details of the Information Issue; and

•	Cooperate with THE COMPANY, at THE COMPANY’S expense, in any litigation or other formal action against third parties reasonably deemed necessary by THE COMPANY to protect its rights.

THE REINSURER shall also notify THE COMPANY, promptly and without unreasonable delay, but in no event more than two (2) business days after learning, or reasonably believing, that Unencrypted Personal Information was acquired by an unauthorized person (a “Privacy Breach”).  Encrypted data means data transformed to an unintelligible form in such a way that the original data either cannot be obtained or cannot be obtained without using the inverse decryption process, using a method that meets the standards set forth in NIST publication SP800-57-Part 1.  Unencrypted data means data either not encrypted to this standard or encrypted data with the presence of the encryption key.  Thereafter, THE REINSURER shall, at its own cost and expense, use commercially reasonable efforts to:

•	Promptly furnish to THE COMPANY full details of the Privacy Breach;

•
Assist and cooperate fully with THE COMPANY in THE COMPANY’s investigation of the Privacy Breach, including but not limited to providing THE COMPANY with reasonable physical access to the facilities and operations affected, facilitating interviews with employees and others involved in the matter, and making available all relevant records, logs, files, and data;

•	Promptly use reasonable commercial efforts to prevent a recurrence of any such Privacy Breach on the part of THE REINSURER.

~~THE COMPANY~~ and THE REINSURER agree ~~that~~ subject to the provisions of this paragraph, either THE COMPANY or ~~THE REINSURER shall have the~~ unilateral right to determine that either an Information Issue or a Privacy Breach has occurred and, in such event, ~~to determine (i) whether notice is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or (ii) the contents of such notice, whether any type of remediation~~ shall ~~be offered to affected persons, and the nature and extent of any such remediation.~~  The following provisions shall govern unilateral determinations by THE COMPANY and/or ~~THE REINSURER~~ that either an Information Issue or a Privacy Breach has occurred, any notices provided pursuant to clause (i) immediately above and any remediation offered to affected persons pursuant to clause (ii) immediately above:

A.
No such notice or other public communication shall be published or transmitted by THE COMPANY which shall refer to THE REINSURER (by name or otherwise) unless the contents of such notice or communication shall first have been approved in writing by THE REINSURER, which approval shall not be unreasonably withheld.

B.
No such notice or other public communication shall be published or transmitted by THE REINSURER which shall refer to THE COMPANY (by name or otherwise) unless the contents of such notice or communication shall first have been approved in writing by THE COMPANY, which approval shall not be unreasonably withheld.

C.
Any remediation required in respect of a Privacy Breach shall be based upon the standard then prevailing in the financial services industry, which at the time of signing of this Agreement is two years of credit monitoring offered free of charge to affected individuals.

D.	The cost of any remediation required in respect of a Privacy Breach shall be borne by the party which, by such party's act or omission, proximately caused the Privacy Breach.

E.	Any Privacy Breach caused directly or indirectly by the act or omission of a Member Firm of M Financial Group shall be deemed to have been caused by THE COMPANY and not by THE REINSURER.

Notwithstanding the foregoing, the provisions of this "Confidentiality and Privacy" section shall not apply with respect to Disclosing Personal Information which is already known to the Recipient or is or becomes publicly known through no wrongful act of the Recipient; or is received from a third party without similar restriction and without breach of this Agreement; or is independently developed by the Recipient; or is approved for release by written authorization of the Disclosing Party; or is placed in or becomes part of the public domain pursuant to or by reason of operation of law.

THE REINSURER certifies that its treatment of Personal Information is in compliance with applicable laws and/or regulations with respect to privacy and data security and that it has implemented and currently maintains an effective information security program that includes administrative, technical, and physical safeguards to (a) ensure the security and confidentiality of Personal Information; (b) to protect against any anticipated threats or hazards to the security or integrity of such Personal Information; and (c) to protect against unauthorized access to, destruction, modification,  disclosure or use of Personal Information which could result in substantial harm or inconvenience to any person who may be identified by such Personal Information.  THE REINSURER shall immediately notify THE COMPANY if THE REINSURER is in material breach of this Section.  At THE COMPANY’s request, THE REINSURER agrees to certify in writing to THE COMPANY, its compliance with the terms of this Section; provided that THE COMPANY may request such certification no more frequently than once per calendar year.

If THE REINSURER (a) no longer has an information security program that meets the requirements of the Gramm Leach Bliley Act for the handling of Personal Information, or (b) is unable to prevent a recurrence of a Privacy Breach after repeated and material failures of prevention, THE COMPANY reserves the right, by written notice to THE REINSURER, to require THE REINSURER to dispose of all such Personal Information in the possession of THE REINSURER in accordance with the terms set forth in this Agreement.  In such event, THE COMPANY may require that an independent third party, not affiliated with either THE COMPANY or THE REINSURER verify that such required disposal shall have occurred.

10.	Addition of Designees, The ‘DESIGNEES’ provision is hereby added as Section 47 to the original Agreement as follows:

Notwithstanding the ‘PARTIES TO THE AGREEMENT’ or “ASSIGNMENT” provisions of this Agreement, THE REINSURER may designate one or more designees (“Designee(s)”), subject to THE COMPANY’s approval, to perform certain functions under this Agreement.  Approval by THE COMPANY will not be unreasonably withheld.  The Designee will be one or more of THE REINSURER’s retrocessionaires.  Retrocessionaires refer to any of the reinsurers with which THE REINSURER has entered into a third-party reinsurance arrangement for the purpose of ceding mortality risk.  A retrocessionaire may be appointed as a Designee on THE REINSURER’s behalf in order for THE REINSURER to satisfy certain rights and obligations pursuant to the terms and conditions of this Agreement.  Such functions generally include, but are not limited to:

a.	performing facultative underwriting reviews and extending facultative offers to the Company;

•
the retrocessionaire Designee may perform facultative underwriting reviews with and extend facultative offers to THE COMPANY on behalf of THE REINSURER, per the “FACULTATIVE REINSURANCE” section, with specific acceptance of any facultative offers provided explicitly by THE REINSURER in conjunction with THE COMPANY;

•	THE COMPANY Designee may contact THE REINSURER’S retrocessionaires directly, on THE REINSURER’S behalf, to discuss a facultative case that is being considered for placement under this Agreement;

b.	performing claims reviews, underwriting audits, or administrative audits of THE COMPANY;

•
the retrocessionaire Designee may perform claims reviews of THE COMPANY, on THE REINSURER’S behalf, in order for THE REINSURER to satisfy its obligation under any inspection or audit provision present in agreements with its retrocessionaires; or

c.	reimbursing claims payments to THE COMPANY;

•	the retrocessionaire Designee may reimburse claims payments, on THE REINSURER’S behalf, directly to THE COMPANY in accordance with the “BENEFITS” section.

THE REINSURER shall be and remain liable and responsible to THE COMPANY with respect to all of its duties and obligations set forth in this Agreement whether or not any specific functions are performed or to be performed by a Designee.

11.	Amendment of Schedule A, Plans Reinsured, the ‘PLANS REINSURED’ provision of Schedule A is hereby deleted in its entirety and replaced by the following:

Only those policies issued by THE COMPANY and referred to internally by THE COMPANY as ‘M Premier VUL’ and sold through a Member Firm of the M Financial Group at the time the policy application is taken are eligible for reinsurance hereunder.   For the purposes of this Agreement, M Premier VUL will include both M Premier VUL 2003 and M Premier VUL 2008 policies.  Also included is the Target Term Rider attached to the policies.

Excluded from reinsurance under this Agreement are the Waiver of Premium and Accidental Death Benefits included in the above reinsured policies.  Also excluded from reinsurance under this Agreement are riders that provide additional life insurance on the lives of any dependent children of the policyholder.  Included under this Agreement is the Living Needs Benefit.

12.	Amendment of Schedule A, Automatic Portion Reinsured, the ‘AUTOMATIC PORTION REINSURED’ provision of Schedule A is hereby deleted in its entirety and replaced by the following:

[REDACTED]

13.	Amendment of Schedule A, Automatic Acceptance Limit, the ‘AUTOMATIC ACCEPTANCE LIMIT’ provision of Schedule A is hereby deleted in its entirety and replaced by the following:

[REDACTED]

14.	Amendment of SCHEDULE A, Jumbo Limits, the ‘JUMBO LIMITS’ provision of Schedule A is hereby deleted in its entirety and replaced by the following:

[REDACTED]

15.	Amendment of SCHEDULE A, Foreign Travel Exclusions, the ‘FOREIGN TRAVEL EXCLUSIONS’ provision of Schedule A is hereby deleted in its entirety from this Agreement.

16.	Amendment of SCHEDULE A, Foreign Residence Exclusions, the ‘FOREIGN RESIDENCE EXCLUSIONS’ provision of Schedule A is hereby deleted in its entirety from this Agreement.

17.	Amendment of SCHEDULE A, Risk Retention Limits – The Reinsurer, the ‘RISK RETENTION LIMITS – THE REINSURER’ provision of Schedule A is hereby deleted in its entirety and replaced by the following:

[REDACTED]

18.	Amendment of SCHEDULE B, Notices Sent to THE COMPANY– ‘NOTICES SENT TO THE COMPANY’ is hereby deleted in its entirety and replaced by the following:

Scott Campbell
Director and Actuary
The Prudential Insurance Company of America
213 Washington Street
Newark, NJ 07102-2992

19.	Amendment of SCHEDULE D, Investment Income Calculation - On and after the fifteenth day of December, 2003, Schedule D is hereby deleted in its entirety and replaced with Schedule D, attached hereto.

20.
Effect of Amendment.  This Amendment #1 shall not constitute an amendment or waiver of any provision of the Agreement not expressly referred to herein.  The Agreement, as amended by this Amendment # 3, is and shall continue to be in full force and effect in accordance with its terms.

21.	Counterparts. This Amendment #1 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

M-MPVUL-2003-MLife-PLAZ-AMENDMENT-1

In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment #1 in duplicate, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, on the dates indicated below, with an effective date of May 1, 2008.

M LIFE INSURANCE COMPANY	PRUCO LIFE INSURANCE COMPANY
(dba M Financial Re) By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

M-MPVUL-2003-MLife-PLAZ-AMENDMENT-1

SCHEDULE D

INVESTMENT INCOME CALCULATION

[REDACTED]

M-MPVUL-2003-MLife-PLAZ-AMENDMENT-1